EXHIBIT 10.22

EXECUTIVE TRANSITION, NON-COMPETE
AND RELEASE AGREEMENT

     This EXECUTIVE TRANSITION, NON-COMPETE AND RELEASE AGREEMENT (hereinafter “this Agreement”) is entered into by and between Trinity Industries, Inc., a Delaware corporation (hereinafter “Trinity”), and Michael E. Flannery (hereinafter “Flannery”). Trinity and Flannery are collectively hereinafter referred to as “the Parties.”

RECITALS

     WHEREAS, on October 14, 2004, Trinity notified Flannery his employment position was being eliminated, effective immediately;

     WHEREAS, the Parties agreed to establish an employment transition period from October 15, 2004 through December 31, 2005, and Flannery agrees to make himself available to Trinity at reasonable times and upon reasonable notice for consultations and information exchange during this transition period;

     WHEREAS, in order to induce Flannery to remain available during this transition period, and in exchange for Flannery entering into this Agreement, Trinity will provide Flannery certain additional compensation and other consideration as set forth in this Agreement; and,

     WHEREAS, the Parties now desire to settle fully and finally, in the manner set forth herein, all bona fide and other disputes, controversies and differences between them, both as to liability and the amount of damages, if any, which have arisen, or which may arise prior to, or on, the effective date of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Flannery and Trinity.

AGREEMENT

     NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth in this Agreement, the Parties promise and agree as follows:

1. Transition Period. In consideration for Flannery entering into this Agreement, Trinity agrees to employ Flannery in a non-executive capacity at his current base rate of pay, beginning October 15, 2004, and continuing through December 31, 2005 (hereinafter “the Transition Period”), at which time Flannery’s employment and payments hereunder will terminate. In the event of Flannery’s death during the Transition Period, any remaining cash payments required to be made by this Agreement will be made to Flannery’s spouse, or if she should predecease Flannery, to Flannery’s estate. During the Transition Period, Flannery agrees to make himself available to Trinity at reasonable times and upon reasonable notice for consultations and information exchange, and Flannery will be eligible to participate in the standard employee benefit plans Flannery participated in immediately

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preceding the effective date of this Agreement. For the purposes of this Agreement, the term “standard employee benefits” for 2005 excludes the Executive Perquisite Program dated July 1, 2001, the Calendar Year 2005 Incentive Compensation Program, the Amended and Restated Executive Severance Agreement dated December 13, 2001, the Deferred Compensation Plan and Agreement dated December 12, 2001, vacation and sick pay.

2. Incentive Compensation Program. The Parties stipulate the amount of incentive pay under the Calendar Year 2004 Incentive Compensation Program will be One Hundred Thirteen Thousand Two Hundred and 03/100ths Dollars ($113,200.03) payable to Flannery on or about the date Flannery would have otherwise received such incentive payment. Flannery acknowledges and agrees he will not participate in any Trinity incentive compensation or bonus plans or programs for calendar year 2005.

3. Executive Outplacement. In further consideration for Flannery entering into this Agreement, Trinity agrees to provide Flannery executive outplacement services through ShieldsMenely Partners, 311 S. Wacker Drive, Suite 3725, Chicago, Illinois 60606, for a period not to exceed the earlier to occur of: (a) December 31, 2005; or, (b) until Flannery becomes employed; provided, however, in no case will Trinity pay more than Forty Thousand and No/100ths Dollars ($40,000.00) for such outplacement services. Any fees paid under this paragraph will be paid directly to ShieldsMenely upon presentation of valid invoices to Trinity from ShieldsMenely for services rendered on behalf of Flannery.

4. 2004 Earned Vacation. Trinity agrees to pay Flannery two (2) weeks of earned vacation on or before December 31, 2004.

5. Incentive Stock Option Grants (“ISO’s”). The Parties acknowledge and agree the ISO’s granted: (i) May 9, 2002, under the 1998 Stock Option and Incentive Plan (“the 1998 Plan”); and, (ii) May 29, 2003, under the 1998 Plan will be governed by the express language, terms and conditions of the 1998 Plan and the Parties agree nothing contained in this Agreement is intended to modify or in any way whatsoever change the ISO’s. All rights of Flannery to exercise vested ISO’s shall terminate, lapse and be forfeited on March 31, 2006. Exhibit A sets forth a listing of all ISO’s granted to Flannery and further sets forth those that currently are vested and those that will vest during the Transition Period.

6. Non-Qualified Stock Option Grants (“NQSO’s”). The Parties acknowledge and agree the NQSO’s granted: (i) October 26, 2001, under the Non-Qualified Stock Option Agreement between Trinity and Flannery dated October 26, 2001 (“the TRG Plan”); (ii) May 9, 2002, under the 1998 Plan; (iii) May 29, 2003, under the 1998 Plan; and, (iv) May 10, 2004, under the 2004 Stock Option and Incentive Plan (“the 2004 Plan”) will be governed by the express language, terms and conditions of the TRG Plan, the 1998 Plan, or the 2004 Plan, whichever is applicable, and the Parties agree nothing contained in this Agreement is intended to modify or in any way whatsoever change the NQSO’s. All rights of Flannery to exercise vested NQSO’s shall terminate, lapse and be forfeited on March 31,

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2006. Exhibit A sets forth a listing of all NQSO’s granted to Flannery and further sets forth those that currently are vested and those that will vest during the Transition Period.

7. Deferred Compensation Plan and Agreement (“DCP”). The Parties acknowledge and agree the Deferred Compensation Plan and Agreement dated December 12, 2001, will be governed by the express language, terms and conditions of the DCP and the Parties agree nothing contained in this Agreement is intended to modify or in any way whatsoever change the DCP; provided, however, Trinity agrees to include the stipulated incentive compensation for 2004 set forth in paragraph 2 in Flannery’s 2004 DCP. Flannery acknowledges and agrees he will not participate in the DCP for Fiscal Year 2005 and that he will receive a distribution of his DCP account balance on or about January 1, 2006.

8. General Release. In exchange for the consideration set forth in paragraphs 1, 2 and 3 of this Agreement, and intending to be legally bound, Flannery hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, for himself, his spouse, heirs, executors, administrators, legal representatives and assigns, Trinity and its current and former subsidiaries, parents, affiliates, limited liability companies, partnerships, successors, assigns, directors, officers, shareholders, Managers, employees, supervisors, attorneys, insurers, agents and representatives (“the Released Parties”), from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, actions and causes of action, suits, rights, debts, demands, grievances, controversies, costs, losses, interest, and expenses (including attorneys’ fees and expenses) whatsoever, in law or in equity, other than any arising under this Agreement, and demands of every kind or nature whatsoever which Flannery now has, or may have or assert, growing out of or pertaining to, any transactions, dealings, employment, conduct, acts or omissions, or other matters or things arising from Flannery’s relationship with Trinity occurring or existing at any time on or prior to the effective date of this Agreement. Unless otherwise specifically provided in this Agreement, Flannery releases Trinity from any and all rights or claims under the Amended and Restated Executive Severance Agreement dated December 13, 2001; all ISO’s, NQSO’s and restricted stock awards which are not presently vested or will not become vested during the Transition Period (including all restricted shares granted May 29, 2003 under the 1998 Plan, all incentive stock options granted May 10, 2004 under the 2004 Plan; all restricted shares granted May 11, 2004 under the 2004 Plan, and those ISO’s granted May 29, 2003, under the 1998 Plan, and those NQSO’s granted May 29, 2003 under the 1998 Plan and May 10, 2004 under the 2004 Plan); bonuses and incentive compensation (excluding the stipulated incentive payable under the Calendar Year 2004 Incentive Compensation Program as set forth in paragraph 2); 2005 participation in the Deferred Compensation Plan and Agreement dated December 12, 2001; 2005 participation in the Executive Perquisite Program dated July 1, 2001; any and all claims for benefits (other than those benefits vested as of the effective date of this Agreement or which become vested prior to the expiration of the Transition Period, and those “standard employee benefits” Flannery is eligible to participate in during the Transition Period); compensatory and punitive damages; any and all claims for personal, emotional and medical injury; any and all claims for breach of contract or quasi-contract; or tort or negligence; as well as costs, interest, expenses and attorneys’ fees. To

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the extent allowed by law, Flannery waives any and all rights and claims which he has, or may have, against Trinity under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Illinois Human Rights Act, as amended, the Texas Commission on Human Rights Act, as amended, or any other federal, state or municipal statutes, regulations, executive orders or ordinances, including any and all causes of action recognized at common law and/or public policy of the United States of America, the State of Illinois and/or the State of Texas. Trinity releases Flannery from any and all claims associated with Flannery’s employment with Trinity.

9. Legal Proceedings. For a period of eighteen (18) months from the effective date of this Agreement, Flannery agrees, without the necessity of a subpoena, to make himself available, upon reasonable notice and at reasonable times, if deemed needed by Trinity, for any and all legal proceedings or threatened legal proceedings involving Trinity and agrees to cooperate fully with Trinity in any such legal proceeding or threatened proceeding for which Trinity may call him as a witness. Flannery will also cooperate reasonably with Trinity by providing any requested information and reasonably assist in the preparation for any discovery or legal proceedings. Further, Flannery will immediately notify Trinity upon being contacted by any person or entity not specifically authorized by Trinity requesting information about internal company operations or matters, and Flannery will refrain from providing any information until after notification to and consultation with Trinity. Flannery shall be reimbursed reasonable expenses incurred while serving as a witness for Trinity in any such proceedings. Flannery agrees to provide Trinity with proper documentation for expenses prior to reimbursement.

10. Non-Compete. For the consideration set forth in paragraphs 1, 2 and 3 of this Agreement, Flannery agrees that for a period of eighteen (18) months, October 15, 2004, through April 14, 2006 (“the Non-Competition Term”), without the written consent of Trinity, Flannery will not, directly or indirectly, alone or as a member of a partnership, or limited liability company, or as an officer, stockholder owning more than ten percent (10%) of the outstanding stock, corporate director, employee, consultant, representative, or similar capacity of any company or entity, compete with Trinity anywhere in North America or Europe in any railcar, axle or end of car castings manufacturing, railcar repair or railcar leasing businesses engaged in by Trinity during the three (3) years preceding the effective date of this Agreement (“the Restricted Business”). Flannery further agrees that during the Non-Competition Term, Flannery will not, directly or indirectly, do anything which will divert Restricted Business from Trinity with any customer or supplier of Trinity during the three (3) preceding years, or with any party whose identity or potential as a customer was confidential and was learned by Flannery while an employee of Trinity. Flannery shall not during the Non-Competition Term either directly or indirectly, induce or attempt to induce any person to leave employment of Trinity or any affiliate of Trinity without the written consent of Trinity.

11. Covenant Not to Sue. Except for any actions necessary to enforce this Agreement, Flannery hereby warrants and promises neither Flannery nor any agent or

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legal representative of Flannery has filed, or will file or initiate, a lawsuit against Trinity or the Released Parties in any federal, state or local forum as to any claim or dispute released under this Agreement. If Flannery or anyone acting on his behalf, including any federal, state, county or municipal agency or entity, files any administrative claim or charge pertaining to Flannery’s employment with Trinity or relating to any claim released under this Agreement, Flannery hereby agrees to disclaim and waive any claim for damages of any nature, including wages, compensatory and punitive damages, and attorneys’ fees, costs and expenses.

12. Confidentiality. For the consideration set forth in paragraph 1, 2 and 3 of this Agreement, Flannery agrees that as a key member of the staff of Trinity, Flannery has occupied a position of trust and confidence with respect to confidential information which is the property of Trinity. Flannery therefore agrees that Flannery will not, for a period of two (2) years from the effective date of this Agreement, use, divulge, furnish or make accessible such information to anyone outside of Trinity or its affiliates. For purposes of this paragraph, the term “confidential information” shall mean information of any nature and in any form which at the time or times concerned is not generally know to those persons engaged in a business similar to that conducted or contemplated by Trinity and which relates to any one or more of the aspects of the present or past business of Trinity or its predecessors, including, but not limited to, Trinity’s growth plans, its acquisitions and development projects, its joint venture projects or any other kind of business combination proposals, and all policies, processes, formulas, techniques, know-how and other knowledge, information, trade secrets, trade practices or facts relating to sales, marketing strategy, advertising promotions, financial matters, customers, lists of customers, suppliers’ or manufacturers’ representatives or other distributors, customers’ purchases, and information relating to the business of Trinity, the location of manufacturing facilities and any plans therefor and the type of products produced at such facilities, and the methods used by Trinity in procuring materials, services and supplies (including any and all of its sources for the procurement of materials, services and supplies). For purposes of this paragraph, any such confidential information which is disclosed to any third party by an employee or representative of Trinity not authorized to make such disclosure shall be deemed to remain confidential. In the event Flannery is requested by subpoena, civil investigative demand or similar process in any proceeding to disclose any confidential information, Flannery will give Trinity prompt written notice of such request so Trinity may seek an appropriate protective order or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or a waiver hereunder, Flannery is, in the reasonable written opinion of outside counsel, compelled to disclose such confidential information, Flannery may disclose only such information as counsel advises that is required to be disclosed in such proceeding without liability hereunder; provided, however, that Flannery, upon Trinity’s request and its expense, will use his best efforts to obtain assurances that confidential treatment will be accorded to such information. Flannery and Trinity

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agree and covenant that neither party will make any statements, comments or communications of any form, oral or written, which in any way slanders or otherwise disparages the other party, or which is derogatory or detrimental to the good name and/or business reputation of any of the aforementioned parties or entities.

13. Proper Disclosure and Indemnification. Flannery affirms he has properly and truly disclosed to the Trinity Board, and/or appropriate corporate officers of Trinity, all acts, conduct, undertakings, as well as oral, written and digital communications, which have been, or could be, subject to audit. Trinity agrees to continue to indemnify, hold harmless and defend Flannery from and against any claims or action asserted against him for his acts as an executive or officer of Trinity to the same extent as such obligation existed while Flannery was an executive or officer.

14. Return of Property and Records. Flannery agrees to return to Trinity any and all Trinity property, equipment, business records and proprietary information in his possession, agrees not to retain copies or summaries of such records and proprietary information, and further agrees not to disclose to others any confidential or other proprietary information concerning the business affairs of Trinity. Specifically, without limitation, Flannery agrees to immediately return to Trinity all business records, including, but not limited to, files, forms, work papers, documents, memoranda, correspondence, records, diaries, e-mails, notes, notebooks, computer files, discs, CDs and printouts; all business property, including, but not limited to, Trinity issued credit cards, phone cards, security access card, electronic equipment, computer programs, estimates, logs, invoices and computer equipment.

15. No Admission of Liability. Flannery does hereby acknowledge and promise that, although there is included in the foregoing the full, complete and final settlement and satisfaction of all claims, demands and charges of every nature growing out of those matters involved in each and every aspect of Flannery’s employment relationship with Trinity, these facts shall in no manner be deemed an admission, finding or indication – for any purpose whatsoever – that Trinity has, at any time (including the present) or in any respect, contrary to law or to the rights of any person, violated Flannery’s rights.

16. Governing Law and Severability. Flannery acknowledges and agrees the terms and conditions of this Agreement are contractual and not a mere recital. Flannery further agrees and acknowledges that the validity and/or enforceability of this Agreement will be governed by the laws of the State of Texas (except that paragraph 10 shall be governed by the laws of the State of Illinois), unless preempted by federal law, and that if any provision contained herein should be determined by any court or administrative agency to be illegal, invalid, unenforceable, or otherwise contrary to public policy, the validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

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17. Entire Agreement. This Agreement constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. There are no other agreements, understandings, conditions, or representations, express or implied, that are not merged within or superseded hereby. The Parties agree that changes to this Agreement, whether material or immaterial, will not re-start the running of “the Consideration Period” as defined in paragraph 19 of this Agreement.

18. Compliance with Law. Flannery acknowledges that the terms of this Agreement fully comply with the Illinois Human Rights Act, as amended, the Texas Commission on Human Rights Act, as amended, and the Age Discrimination in Employment Act of 1967, as amended, including, but not limited to, the Older Workers Benefit Protection Act of 1990, as amended, and implementing regulations, and that said terms therefore are final and binding. Specifically, Flannery acknowledges that this Agreement specifically refers to his rights and claims under the federal and state statutes prohibiting age discrimination, and he understands that he is irrevocably waiving such rights and claims. The consideration recited in this Agreement is good and valuable, and said consideration is in addition to payments or benefits to which Flannery would otherwise be entitled as a terminating employee of Trinity.

19. Voluntary Consent. By signing this Agreement, Flannery acknowledges: (a) he has read this Agreement and fully understands its terms and their import; (b) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (c) he has had at least 21 days to consider the terms and effects of this Agreement (“the Consideration Period”) and has either considered it for that period of time or has knowingly and voluntarily waived his right to do so; (d) he may revoke this Agreement by sending written notice to JERRY L. MYERS, CORPORATE LABOR & EMPLOYMENT COUNSEL, TRINITY INDUSTRIES, INC., 2525 Stemmons Freeway, Dallas, Texas 75207, so as to be received within seven (7) days of Flannery’s signing of this Agreement (“Revocation Period”); (e) the receipt of the consideration described in this Agreement is expressly conditioned on his signing of this Agreement and the expiration of the mandatory Revocation Period, without revocation by Flannery; (f) he has been given the opportunity to consult with an attorney of his own choosing, Jeffrey L. London, regarding the terms of this Agreement and encouraged to do so; (g) Flannery must sign this Agreement and return it to Timothy R. Wallace, Chairman, President and Chief Executive Officer, Trinity Industries, Inc., 2525 Stemmons Freeway, Dallas, Texas 75207, before November 30, 2004, otherwise this offer will expire and this Agreement will be null and void; (h) he acknowledges that this Agreement was not requested nor provided in connection with an exit incentive or other employment termination program offered to a group or class of employees; (i) the consideration provided for herein is good and valuable, and it is accepted by Flannery in full satisfaction of all claims Flannery has, or may have, against the Released Parties, as well as adequate consideration for Flannery’s commitments made herein; and, (j) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

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20. Captions. The paragraph captions are inserted herein only as a matter of convenience and attempted reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     NOW, THEREFORE, intending to be legally bound hereby, Flannery and Trinity execute this Agreement on the 23rd day of November, 2004 (“the effective date of this Agreement”).

MICHAEL E. FLANNERY	TRINITY INDUSTRIES, INC.

/s/ Michael E. Flannery	/s/ Timothy R. Wallace

Michael E. Flannery	Timothy R. Wallace,
Chairman, President and
Chief Executive Officer
on behalf of said corporation.

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